Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

1.	Orrstown Bank, Orrstown, Pennsylvania; a state-chartered bank organized under Pennsylvania Banking Code of 1965.

2.	The First National Bank of Newport, Newport, Pennsylvania; a nationally-chartered bank organized under the National Bank Act.